EXHIBIT 99-2

FOR IMMEDIATE RELEASE

Contacts:

Stacey Calbert, Media Relations

Laura Conn, Investor Relations

(800) 775-7290	(972) 770-5810

BRINKER INTERNATIONAL BOARD DECLARES 22

PERCENT INCREASE IN COMMON DIVIDEND

DALLAS (November 1, 2007) — The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.11 per share on the common stock of the company. This represents a 22 percent increase over the prior quarter, which was $0.09 per share, and demonstrates the company’s continued commitment to return cash directly to shareholders.  Since its first dividend payment on Dec. 14, 2005, the company has paid a total of approximately $76 million in dividends to common shareholders.

The dividend will be paid on Dec. 17, 2007 to shareholders of record as of Dec. 5, 2007.

At the end of the first quarter of fiscal 2008, Brinker International either owned, operated, or franchised 1,827 restaurants under the names Chili’s Grill & Bar (1,383 units), Romano’s Macaroni Grill (241 units), On The Border Mexican Grill & Cantina (162 units), and Maggiano’s Little Italy (41 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures and other strategic transactions, the seasonality of  the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste and behavior,  health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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